Exhibit 99.1

Contacts:

For investors:	Robert C. Weiner	For media:	Brian C. Kosoy
	Vice President, Investor Relations		Senior Associate, Public Relations
	904-332-3287		904-332-4175

PSS WORLD MEDICAL REPORTS RESULTS FOR

FISCAL YEAR 2010 SECOND QUARTER

Company Increases FY 2010 GAAP Earnings Per Share Goal

to $1.15 - $1.17 from Previous Goal of $1.05 - $1.09

Second Quarter Highlights:

•	Consolidated net sales growth of 14.3%, with same day sales growth of 5.9%

•	Physician Business net sales growth of 16.6%, with same day sales growth of 8.0%

•	Elder Care Business net sales growth of 9.0%, with same day sales growth of 1.0%

•	Consolidated operating margin growth of 191 basis points to 6.9%

•	Physician Business operating margin growth of 302 basis points to 10.7%

•	Elder Care Business operating margin growth of 152 basis points to 7.1%

•	Consolidated income from operations growth of 58.3% to $38.6 million

•	Consolidated earnings per diluted share growth of 79.9% to $0.37

•	Consolidated cash flow from operations of $8.7 million

•	Company notes the following events in the second quarter:

•	Physician business product sales related to H1N1/Swine flu of approximately $23 million

•	Corporate general and administrative expenses increased by $3.9 million, pre-tax, as a result of changes in performance estimates for short-term and long-term incentive plans

Jacksonville, Florida (October 28, 2009) – PSS World Medical, Inc. (NasdaqGS: PSSI) announced today its results for the fiscal 2010 second quarter ended October 2, 2009.

David A. Smith, Chairman and Chief Executive Officer, commented, “Fundamental customer economic conditions have held steady. We believe we have the right strategies and programs for this environment. Our team continues to execute lean initiatives that reduce costs and improve efficiencies in concert with a highly energized campaign to reach new customers and strengthen existing customers with unique and timely solutions.

“We are extremely proud of our team’s performance. Based on their performance to date, we are raising our earnings goal for this fiscal year by $0.09 per diluted share, at the midpoint of the range. We are confident of our ability to achieve our growth plans for the remainder of fiscal year 2010.”

PSSI Reports Results for Fiscal Year 2010 Second Quarter

October 28, 2009

Net sales for the three months ended October 2, 2009, were $562.0 million, an increase of 14.3% (5.9% same day sales growth), compared with net sales of $491.6 million for the three months ended September 26, 2008. Net sales for the three months ended October 2, 2009, for the Physician Business increased by 16.6%, with same day sales growth of 8.0% (1.8% same day sales growth excluding H1N1-related product sales) and increased by 9.0%, with same days sales growth of 1.0%, for the Elder Care Business. Income from operations for the three months ended October 2, 2009, was $38.6 million compared with income from operations for the three months ended September 26, 2008, of $24.4 million. Net income for the three months ended October 2, 2009, was $21.7 million, or $0.37 per diluted share, compared with net income for the three months ended September 26, 2008, of $12.4 million, or $0.20 per diluted share. The Company noted that it had five additional sales days (68 sales days) in the fiscal year 2010 second quarter, ended October 2, 2009, compared with the number of sales days (63 sales days) in the fiscal year 2009 second quarter, ended September 26, 2008. The Company will have five fewer sales days (61 sales days) in the third quarter of fiscal year 2010, ended January 1, 2010, compared with the number of sales days (66 sales days) in the third quarter of fiscal year 2009, ended January 2, 2009.

Net sales for the six months ended October 2, 2009, were $1,055.5 million, an increase of 9.5%, compared with net sales of $963.8 million for the six months ended September 26, 2008. Net sales for the six months ended October 2, 2009, for the Physician Business increased by 10.1%, and increased by 8.1% for the Elder Care Business. Income from operations for the six months ended October 2, 2009, was $60.3 million compared with income from operations for the six months ended September 26, 2008, of $42.4 million. Net income for the six months ended October 2, 2009, was $35.0 million, or $0.59 per diluted share, compared with net income for the six months ended September 26, 2008, of $21.7 million, or $0.35 per diluted share.

David M. Bronson, Executive Vice President and Chief Financial Officer, commented, “Successful execution of our core business strategies drove record profitability in the quarter and continued to differentiate our performance. The five extra selling days certainly helped to leverage our fixed costs, but net income per billing day still grew by 63%.

“We made, and are continuing to make, a large investment in inventory of H1N1 flu-related products in order to service our customers and help them effectively deal with this pandemic. This investment contributed approximately $2.9 million of operating income during the quarter and has had a positive impact on our record-level return on committed capital. As a result, we are increasing our fiscal year 2010 goal for operating cash flow to $96 - $102 million.”

The Company noted the adoption, on March 30, 2009, of ASC 470-20, Debt-Debt with Conversion and Other Option (formerly FSP APB 14-1, Accounting for Convertible Debt Instruments that may be settled in Cash Upon Conversion), which increased non-cash interest expense by $1.2 million, after-tax ($1.9 million pre-tax), or approximately $0.02 per diluted share in the second quarter of fiscal year 2010. In accordance with guidelines established by this pronouncement, the Company has restated prior fiscal year 2009 results for comparability. The effect of the restatement was to increase non-cash interest expense for the second quarter of fiscal year 2009, by $1.5 million, after-tax ($2.5 million pre-tax), or approximately $0.03 per diluted share. Non-cash interest expense for the six months ended October 2, 2009, was $2.3 million, after-tax ($3.7 million pre-tax), or approximately $0.04 per diluted share, compared with non-cash interest expense for the six months ended September 26, 2008, of $2.5 million, after-tax ($4.0 million pre-tax), or approximately $0.04 per diluted share.

PSSI Reports Results for Fiscal Year 2010 Second Quarter

October 28, 2009

A listen-only simulcast as well as a 90-day online replay of PSS World Medical’s fiscal year 2010 second quarter conference call can be found in the Investor Relations/Financial Information sections of the Company’s websites, www.pssworldmedical.com or www.pssd.com, respectively, under the heading “Events and Presentations,” or at www.opencompany.info, on October 29, 2009, beginning at 8:30 a.m. Eastern time.

The Company has today filed with the SEC a Form 8-K that includes a copy of this press release and its related Fiscal Year 2010 Second Quarter Financial Workbook, which contains GAAP and non-GAAP financial measures, and is available on the Company’s website, www.pssworldmedical.com. Additional financial information pertaining to PSS World Medical financial results may be found by visiting the Investor Relations/Financial Information sections of the Company’s websites, www.pssworldmedical.com or www.pssd.com, respectively, under the heading “Events and Presentations.” If you should need assistance accessing the information, please call Investor Relations at 904-332-3000.

PSS World Medical, Inc. is a national distributor of medical products to physicians and elder care providers through its two business units. Since its inception in 1983, PSS has become a leader in the two market segments that it serves with a focused market approach to customer services, a consultative sales force, strategic acquisitions, strong arrangements with product manufacturers and a unique culture of performance.

Certain statements in this release are “forward-looking statements” made pursuant to the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “expect,” “may,” “will,” “should,” “believe,” “plan,” “anticipate,” and “estimate” among others. These statements involve a number of risks and uncertainties, many of which are outside the control of the Company. Actual results may differ materially from those identified in the forward-looking statements. Among the factors that could cause results to differ materially are the following: fluctuating demand for our products and services; the weakening of national and global economic conditions, including our and our customers’ ability to obtain financing; the introduction of new products and services offered by us and our competitors; uncertainty of the impact of the new presidential administration’s health care policies; proper functioning of our data processing and information technology systems; our ability to successfully execute our global sourcing strategy; pricing pressures on large national and regional accounts and GPOs; customer credit quality and our ability to collect our accounts receivable, particularly in states with significant budget deficits; our ability to compete with other medical supply companies and direct manufacturers; multi-tiered cost structures where certain institutions can obtain more favorable prices for medical products than us; our ability to maintain relationships with our suppliers and customers; our ability to retain sales reps and key management; our ability to execute our growth strategy; increased operating costs, including fuel prices; risks involved in maintaining a large amount of inventory; our indebtedness may limit our ability to obtain additional financing or react to market conditions; we face litigation and product liability exposure; weather-related events such as hurricanes may disrupt our and our customers’ business; we may be deemed to infringe other persons intellectual property; our business is subject to numerous federal, state and foreign laws and regulations, including state pedigree laws and regulations; general business competitive and economic factors and conditions; and other factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission.PSS assumes no obligation to update the information in this release except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

PSSI Reports Results for Fiscal Year 2010 Second Quarter

October 28, 2009

PSS WORLD MEDICAL, INC.

Unaudited Condensed Consolidated Statement of Operations

(in millions, except per share and share data)

	Three Months Ended		Six Months Ended

	Oct. 2, 2009	Sept. 26, 2008	Oct. 2, 2009	Sept. 26, 2008

Net sales	$562.0	$491.6	$1,055.5	$963.8
Cost of goods sold	389.4	344.3	737.0	677.6

Gross profit	172.6	147.3	318.5	286.2
General and administrative expenses	97.2	90.7	188.8	180.3
Selling expenses	36.8	32.2	69.4	63.5

Income from operations	38.6	24.4	60.3	42.4

Other (expense) income:
Interest expense	(4.5)	(5.3)	(8.8)	(8.5)
Interest income	0.1	0.8	0.2	1.0
Other income	0.5	0.6	4.5	1.1

	(3.9)	(3.9)	(4.1)	(6.4)

Income before provision for income taxes	34.7	20.5	56.2	36.0
Provision for income taxes	13.0	8.1	21.2	14.3

Net income	$21.7	$12.4	$35.0	$21.7

Earnings per share – basic	$0.37	$0.21	$0.60	$0.36

Earnings per share – diluted	$0.37	$0.20	$0.59	$0.35

Weighted average shares (in thousands):
Basic	58,566	59,941	58,477	60,472
Diluted	59,390	60,921	59,172	61,322

PSSI Reports Results for Fiscal Year 2010 Second Quarter

October 28, 2009

PSS WORLD MEDICAL, INC.

Unaudited Consolidated Balance Sheets

(in millions except share data)

	Oct. 2, 2009	March 27, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$130.1	$82.0
Investment in available for sale securities	—	10.6
Accounts receivable, net	258.0	230.4
Inventories	212.8	207.6
Prepaid expenses	4.3	3.2
Other current assets	32.1	28.7

Total current assets	637.3	562.5

Property and equipment, net	105.5	101.2

Other Assets:
Goodwill	115.3	112.8
Intangibles, net	21.6	23.0
Other	73.8	59.1

Total assets	$953.5	$858.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$157.0	$127.3
Accrued expenses	43.2	52.7
Revolving line of credit and current portion of long-term debt	51.0	50.9
Other	13.6	8.0

Total current liabilities	264.8	238.9
Long-term debt, excluding current portion	184.5	181.0
Other noncurrent liabilities	80.0	60.7

Total liabilities	529.3	480.6

Shareholders’ Equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value; 150,000,000 shares authorized, 59,652,676 and 59,316,697 shares issued and outstanding at October 2, 2009 and March 27, 2009, respectively	0.6	0.6
Additional paid-in capital	213.4	200.2
Retained earnings	210.6	175.6
Accumulated other comprehensive income	(0.4)	1.6

Total shareholders’ equity	424.2	378.0

Total liabilities and shareholders’ equity	$953.5	$858.6

PSSI Reports Results for Fiscal Year 2010 Second Quarter

October 28, 2009

PSS WORLD MEDICAL, INC.

Unaudited Condensed Consolidated Statements of Cash Flows

(in millions)

	Three Months Ended		Six Months Ended
	Oct. 2, 2009	Sept. 26, 2008	Oct. 2, 2009	Sept. 26, 2008
Cash Flows From Operating Activities:
Net income	$21.7	$12.3	$35.0	$21.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5.3	4.9	10.5	9.7
Provision for deferred income taxes	1.2	(2.0)	1.3	(0.4)
Noncash compensation expense	4.3	1.8	10.4	3.4
Amortization of intangible assets	1.2	1.6	2.4	2.9
Provision for doubtful accounts	1.3	0.8	2.5	2.6
Provision for deferred compensation	0.4	0.3	0.8	0.9
Amortization of debt discount and issuance costs	2.4	3.0	4.6	4.9
Loss on sales of property and equipment	—	—	0.1	—
Gain on sale of available for sale securities	—	—	(3.6)	—
Changes in operating assets and liabilities, net of effects from business combinations:
Accounts receivable, net	(28.7)	(13.9)	(29.8)	(5.4)
Inventories	(16.1)	(6.6)	(4.2)	(8.1)
Prepaid expenses and other current assets	(19.8)	2.7	(24.9)	2.9
Other assets	(2.8)	(2.9)	(3.2)	(4.1)
Accounts payable	22.5	20.9	28.8	13.1
Accrued expenses & other liabilities	15.8	15.8	22.9	8.4

Net cash provided by operating activities	8.7	38.7	53.6	52.5

Cash Flows From Investing Activities:
Capital expenditures	(7.2)	(6.8)	(14.9)	(12.7)
Payments for business acquisitions, net of cash acquired	(1.8)	(0.1)	(3.9)	(2.7)
Proceeds from sale of available for sale securities	—	—	10.7	21.0
Other	0.1	(0.1)	—	(0.2)

Net cash (used in) provided by investing activities	(8.9)	(7.0)	(8.1)	5.4

Cash Flows From Financing Activities:
Proceeds from issuance of convertible debt	—	230.0	—	230.0
Proceeds from issuance of warrants	—	25.4	—	25.4
Proceeds from exercise of stock options	0.7	3.2	2.4	5.6
Excess tax benefits from share-based compensation arrangements	0.6	1.1	1.1	1.5
Payment for purchase of hedge on convertible note	—	(54.1)	—	(54.1)
Purchase of common stock	(0.4)	(35.6)	(0.4)	(35.6)
Net payments on the revolving line of credit	—	—	—	(20.0)
Payment for debt issue costs	—	(5.1)	—	(5.1)
Payments under capital lease obligations	(0.2)	(0.3)	(0.5)	(0.6)

Net cash provided by financing activities	0.7	164.6	2.6	147.1

Net increase in cash and cash equivalents	0.5	196.3	48.1	205.0
Cash and cash equivalents, beginning of period	129.6	29.8	82.0	21.1

Cash and cash equivalents, end of period	$130.1	$226.1	$130.1	$226.1

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